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                                                                 Exhibit (b)(2)

                         SUMMARY OF TERMS AND CONDITIONS

Borrowers:                     N.A.J. Co., Ltd., a Japanese corporation ("NAJ").

                               New AAP Limited, a Bermuda corporation ("NAAP").

Guarantors:                    ALAP Hold Co., Ltd., a Nevada limited partnership
                               ("ALAP"). The subsidiaries of ALAP Hold Co., Ltd.
                               will include Amway Japan and its subsidiaries.

                               Apple Hold Co., L.P., a Bermuda limited
                               partnership ("APPLE"). The subsidiaries of Apple Hold Co., L.P. will include Amway Asia Pacific and its subsidiaries.

                               The Borrowers and the Guarantors are sometimes referred to herein as the "AMWAY PARTIES."

Amount:                        US$700,000,000

Signing Date:                  To be determined (assume November 1999)

Availability Period:           Until termination of the facility.

Maturity Date:                 Approximately 6 years and 1 month after signing
                               date (assume December 2005)

Principal Amortization:        The principal amount of the loan facility will
                               reduce on each anniversary according to the following schedule (assuming the entire $700mm is borrowed):

                               Date    Amortization       Remaining Loan
                               ----    ------------       --------------

                               Dec 00  US$116mm        US$584mm
                               Dec 01  US$116mm        US$468mm
                               Dec 02  US$116mm        US$352mm
                               Dec 03  US$116mm        US$236mm
                               Dec 04  US$116mm        US$120mm
                               Dec 05  US$120mm        0

                               If less than $700mm is borrowed, each
                               amortization payment will be reduced by one-sixth of the difference between $700mm and the aggregate principal amount borrowed. Loans made after the first amortization date


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                           will be added to the balance to be amortized on
                           future amortization dates.

Optional Prepayment:       A Borrower may, subject to 3 business days' notice,
                           elect to repay all or part of the non-amortized portion of the facility. Such prepayments would be made according to the following schedule of premium amounts:

                           Prepayments                Percentage
                           Before                    of Principal
                           ------                    ------------

                           Dec 00                    107.50%
                           Dec 01                    106.00%
                           Dec 02                    104.50%
                           Dec 03                    103.00%
                           Dec 04                    102.00%
                           Dec 05                    101.00%

Up-front Fee:              1.50% of the facility amount. To be paid at the
                           signing of the facility.

Interest Payments:         Interest will be calculated on the outstanding
                           principal amount of the facility at a rate of 6-month
                           LIBOR + a margin of 6.35%, except that the margin applicable to Loans borrowed more than 8 months after the date of the facility will reflect the relevant borrower's creditworthiness as determined by the Agent in its discretion at the time of the borrowing.

                           NAJ will enter into hedging agreements with the Agent on such terms as shall result in effectively fixing the interest cost to NAJ and translating the payments of principal and interest on NAJ's loans to Japanese Yen.

Commitment Fee:            A commitment fee will be payable until 8 months after
                           the signing date of the facility on any undrawn amounts at a rate of 6.35%.

Withholding Tax:           All payments of principal and interest will be made
                           free of any Withholding Tax or other deductions
                           (Note: Amway and J.P. Morgan will work in the preparation of this facility to minimize the extent of



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                            any such additional costs to the Borrowers).

Documentation:              The facility will be governed by documentation
                            standard to this type of financing including:
                            negative pledge, cross default, pari passu, reps & warranties.

Additional covenants:       It will be an event of default if any of the
                            following events occur:

                            Maintenance of ownership:
                            i) The Guarantors cease to own, directly or indirectly through the Borrowers, 100% of Amway Japan and Amway Asia Pacific or, if less, the amount owned after completion of the offers
                            ii) "The owners" (see below) cease to own directly or indirectly 67% of the Guarantors (The owners are to be defined for this purpose as the Van Andel and DeVos families and corporations, trusts, and other entities formed by or for the benefit of such families)
                            iii) The Guarantors cease to own, directly or indirectly, 100% of the Borrowers or, after the consummation of the merger of Amway Japan with and into NAJ, all of the stock of NAJ not owned by any remaining public shareholders.

                            Maintenance of franchise:
                            The subsidiaries cease to be the sole operation of the Amway businesses in each of their respective territories.

                            Maintenance of Supply:
                            There is any change in the terms of the goods supply contract or other contracts between the individual subsidiaries and Amway Corp, that (i) is inconsistent with arms' length negotiations between unaffiliated parties in the relevant territories and
                            (ii) would, in a material respect, viewing the transaction as a whole, commercially disadvantage the subsidiaries in respect of the supply or cost of goods.

                            Maintenance of Dividends:
                            Any subsidiary enters an agreement that would have the



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effect of restricting that, or any other subsidiary's,
ability to pay dividends to the Borrowers or the Guarantors.

Maintenance of Net Worth:
(a) The Borrowers and the Guarantors fail to maintain their combined consolidated net worth at the following levels:

 Record date           Amount
 -----------           ------

 Aug 31 '00         US$450 mm
 Aug 31 '01         US$475 mm
 Aug 31 '02         US$500 mm
 Aug 31 '03         US$525 mm
 Aug 31 '04         US$550 mm
 Aug 31 '05         US$550 mm

(b) Apple shall fail to maintain its consolidated net worth at the following levels:

 Record date           Amount
 -----------           ------

 Aug 31 '00         US$160 mm
 Aug 31 '01         US$165 mm
 Aug 31 '02         US$170 mm
 Aug 31 '03         US$180 mm
 Aug 31 '04         US$190 mm
 Aug 31 '05         US$200 mm

Maintenance of Interest cover:
(a) The Borrowers and the Guarantors fail to maintain their combined consolidated interest (excluding interest accrued on subordinated intercompany debt borrowed by an Amway Party that is not paid or required to be paid in cash during the relevant period) cover
(EBIT/interest) at the following levels:

 Year ending          Coverage
 -----------          --------

 Aug 31 '00          2.50 times
 Aug 31 '01          2.50 times
 Aug 31 '02          3.00 times



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 Aug 31 '03          3.50 times
 Aug 31 '04          5.00 times
 Aug 31 '05          7.00 times

(b) Apple shall fail to maintain its consolidated interest
(excluding interest accrued on subordinated intercompany debt borrowed by Apple or NAAP that is not paid or required to be paid in cash during the relevant period) cover (EBIT/interest) at the following levels:

 Year ending          Coverage
 -----------          --------

 Aug 31 '00          1.80 times
 Aug 31 '01          1.80 times
 Aug 31 '02          2.50 times
 Aug 31 '03          3.00 times
 Aug 31 '04          4.00 times
 Aug 31 '05          5.00 times

Maintenance of Cashflow coverage:
(a) The Borrowers and the Guarantors fail to maintain their combined consolidated cash flow coverage
(EBITDA/Total Debt (excluding subordinated intercompany debt borrowed by an Amway Party)) at the following levels:

 Year ending          Coverage
 -----------          --------

 Aug 31 '00            25%
 Aug 31 '01            30%
 Aug 31 '02            35%
 Aug 31 '03            40%
 Aug 31 '04            50%
 Aug 31 '05            50%

(b) Apple shall fail to maintain its consolidated cash flow coverage (EBITDA/Total Debt (excluding subordinated intercompany debt borrowed by Apple or
NAAP)) at the following levels:


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                           Year ending             Coverage
                           -----------             --------

                           Aug 31 '00            20%
                           Aug 31 '01            25%
                           Aug 31 '02            30%
                           Aug 31 '03            35%
                           Aug 31 '04            40%
                           Aug 31 '05            50%

Limitation on Dividends: There will be a limit of the maximum amount that may be paid by the Guarantors, on a combined basis, as dividends (or payments of principal of intercompany subordinated debt) each year until the facility has been fully repaid. This will be set as follows:

                           Year ending         Max Payment
                           -----------         -----------

                           Aug 31 '00          US$0 mm
                           Aug 31 '01          US$40 mm
                           Aug 31 '02          US$45 mm
                           Aug 31 '03          US$50 mm
                           Aug 31 '04          US$50 mm
                           Aug 31 '05          US$50 mm

Limitation on Subsidiary There will be a strict limitation on the ability of
Indebtedness:            the Guarantors' subsidiaries to raise debt except
                         through NAAP or the Guarantors as the holding companies. Such limitation is to be determined but will likely be restricted to working capital facilities raised by local operations in an aggregate amount not exceeding the following amounts:

                           Year ending         Max Amount
                           -----------         ----------

                           Aug 31 '00          US$100 mm
                           Aug 31 '01          US$150 mm
                           Aug 31 '02          US$175 mm
                           Aug 31 '03          US$250 mm
                           Aug 31 '04          US$300 mm
                           Aug 31 '05          US$350 mm
                           Aug 31 '06          US$350 mm

                     This limitation will not apply to debt borrowed by an


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                         Amway Party from an affiliate having terms, including
                         subordination, maturity and payment suspension, satisfactory to the Agent in its discretion and, if NAJ is the borrower, the intercompany debt is effectively pledged to the Agent for the benefit of the Banks on terms satisfactory to the Agent in its discretion.

                         Except as set forth above, NAJ and its subsidiaries will not be permitted to incur any obligations with respect to derivatives (except the hedging of the facility and bona fide hedging transactions entered into in the ordinary course of business which limit the effect of currency fluctuations on the value of assets acquired or liabilities incurred in the ordinary course of business) or other off-balance sheet financing arrangements with third parties; any such obligations will be required to be done with and through ALAP.

                         In addition, ALAP will use commercially reasonable efforts, in light of legal, tax and operational considerations, to arrange for purchasing of goods and services used by, and leases of facilities to be used by, NAJ and its subsidiaries to be effected by ALAP and then provided by ALAP to NAJ on similar terms.

Sale and leaseback       Amway Japan will, at any time, be permitted to
of Amway Japan HQ:       engage in a sale and leaseback of its headquarters
                         building, but only to the extent that either (i) such transactions (A) do not cause a violation of any covenant and (B) would not have caused a violation of any such covenant if they had occurred 12 months earlier or (ii) the Borrowers, at their option, either
                         (x) prepay an amount of Loans or other debt (excluding intercompany subordinated debt) such that the tests set forth in (i) are met and would have been met had such Loans been so prepaid 12 months earlier or (y) place such amount on deposit with the Agent in an escrow account on terms satisfactory to the Agent.

                         The sale and leaseback will be treated as debt of Amway Japan and will be considered as debt for purposes of the financial covenants, whether or not it is a capitalized lease under GAAP.


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Guarantees:       The Guarantors will unconditionally guaranty the
                  obligations of the Borrowers under the Facility, and NAAP will unconditionally guaranty the monetary obligations of NAJ under the facility. Such guarantees will be on a joint and several basis. The non-monetary obligations of the Borrowers and the Guarantors under the Agreement will be joint and several. However, any obligation to be performed by the Borrowers and the Guarantors may be performed by any one of them on behalf of all of them, and performance by one of them shall be deemed to constitute performance by all of them.


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